Exhibit 99.2

Triumph Group, Inc.

NEWS RELEASE

Contact:
John Bartholdson
Senior Vice President,
Chief Financial Officer
Phone (610) 251-1000
jbartholdson@triumphgroup.com

TRIUMPH GROUP INITIATES QUARTERLY CASH DIVIDEND

Wayne, PA—July 27, 2006—Triumph Group, Inc. (NYSE:TGI) today announced that its Board of Directors, at its meeting today, has declared the company’s first quarterly cash dividend of $0.04 per share of common stock.  The plan approved by the Board anticipates a total annual dividend of $0.16 per common share.  The actual declaration of dividends, and the setting of record and payment dates, is subject to final determination by the Board each quarter after review of the company’s financial performance.

The company’s first cash dividend is payable to shareholders of record of August 21, 2006 and will be paid on September 11, 2006.

Richard C. Ill, Triumph’s President and Chief Executive Officer, said, “The declaration of our first cash dividend reflects our continuing commitment to enhancing shareholder value.  This dividend, supported by our strong financial position, provides us the opportunity to return a portion of the cash flow generated from our operations to our shareholders.  While we have initiated a dividend, we fully intend to continue to invest in growing our business.”

Triumph Group, Inc., headquartered in Wayne, Pennsylvania, designs, engineers, manufactures, repairs and overhauls aircraft components and accessories.  The company serves a broad, worldwide spectrum of the aviation industry, including original equipment manufacturers of commercial, regional, business and military aircraft and aircraft components, as well as commercial and regional airlines and air cargo carriers.

More information about Triumph can be found on the Internet at http://www.triumphgroup.com.

Statements in this release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995, including expectations of future growth.  All forward-looking statements involve risks and uncertainties which could affect the company’s actual results and could cause its actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the company.  Further information regarding the important factors that could cause actual results to differ from  projected

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results can be found in Triumph’s reports filed with the SEC, including our Annual Report on Form 10-K for the year ended March 31, 2006.